EXHIBIT 10.30

SECOND AMENDMENT

This Second Amendment (this “Amendment”) is entered into as of March 16, 2009 (the “Second Amendment Effective Date”), by and among ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (“Company”), CERTAIN SUBSIDIARIES OF COMPANY, as guarantors, the lenders party hereto, and UNION BANK OF CALIFORNIA, N.A. (“UBOC”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, Company, certain subsidiaries of Company (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), UBOC, as Administrative Agent, Collateral Agent, and Joint Book Manager, Goldman Sachs Credit Partners L.P., as Co-Syndication Agent, Joint Lead Arranger and Joint Book Manager, Citigroup Global Markets Inc., as Co-Syndication Agent, Joint Lead Arranger and Joint Book Manager, and Wachovia Bank, National Association, Harris Nesbitt and National City Bank, as Documentation Agents, are parties to that certain $650,000,000 Credit and Guaranty Agreement dated as of September 29, 2005 (as amended from time to time, the “Credit Agreement”) (capitalized terms used herein without definition have the meanings ascribed to such terms in the Credit Agreement);

WHEREAS, Company has requested that the Administrative Agent and the Requisite Lenders amend the Credit Agreement as set forth herein; and

WHEREAS, Administrative Agent and the Requisite Lenders are willing to so provide the amendments requested by Company, upon the terms and subject to the conditions as herein set forth;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.    Section References. Unless otherwise expressly stated herein, all Section references herein shall refer to Sections of the Credit Agreement.

Section 2.    Amendments to Section 1.1 (Definitions). Section 1.1 is hereby amended by:

(a)    deleting the definitions of “Applicable Margin”, “Base Rate”, “Leverage Ratio”, “Revolving Commitment” and “Senior Leverage Ratio” in their entirety and replacing such definitions with the following in the appropriate alphabetical order:

“Applicable Margin” means (i) with respect to Loans that are Eurodollar Rate Loans, (a) from the Second Amendment Effective Date until the beginning of the first Interest Period occurring after the date on which the Company delivers to the Lenders the Compliance Certificate and financial statements for the first full Fiscal Quarter after the Second Amendment Effective Date, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were greater than or equal to 5.00:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin
> 5.00:1.00	5.25%
< 5.00:1.00	4.25%
> 4.00:1.00
< 4.00:1.00	3.25%

and (ii) with respect to Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. No change in the Applicable Margin shall be effective until the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(c) calculating the Leverage Ratio. At any time that Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(c), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 5.00:1.00. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(c) is shown to be inaccurate (so long as any Loans are outstanding or Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than such margin applied for such Applicable Period, then (i) Company shall immediately deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to Company), and (iii) Company shall immediately pay to Administrative Agent the additional interest owing as a result of such increased margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with the terms hereof (it being understood and agreed that nothing in this section shall limit the rights of Administrative Agent and the Lenders hereunder). On the date of receipt of the applicable information under Section 5.1(c), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.00% and (iii) the Adjusted Eurodollar Rate assuming an Interest Period of three months plus 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate assuming an Interest Period of three months shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate, respectively.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the end of the most recently concluded Fiscal Quarter).

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement or Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Second Amendment Effective Date is $50,000,000.

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) (x) all Indebtedness of the Company and its Subsidiaries other than Subordinated Indebtedness minus (y) the aggregate amount of Cash included in any Deposit Account over which the Collateral Agent has “control” (within the meaning of Section 9-104 of the UCC), up to a maximum of $20 million to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the end of the most recently concluded Fiscal Quarter).

(b)    adding the following definitions in the appropriate alphabetical order:

“Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) (x) Consolidated Total Debt as of such day minus (y) the aggregate amount of Cash included in any Deposit Account over which the Collateral Agent has “control” (within the meaning of Section 9-104 of the UCC), up to a maximum of $20 million to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the end of the most recently concluded Fiscal Quarter).

“Reno Acquisition” means the acquisition of television station assets serving the Reno, Nevada market on substantially the terms disclosed to the Administrative Agent prior to the Second Amendment Effective Date for a purchase price in an amount not to exceed $4,000,000.

“Second Amendment” means the Second Amendment to this Agreement, dated as of March 16, 2009.

“Second Amendment Effective Date” means the date on which the Second Amendment becomes effective.

(c)    deleting the definition of “Applicable Mexican Investment Amount”.

(d)    amending (i) the definition of “Adjusted Eurodollar Rate” by adding the following proviso immediately prior to the period at the end of such definition: “provided, however, that notwithstanding the foregoing, from and after the Second Amendment Effective Date, the Adjusted Eurodollar Rate shall in no event be less than the Adjusted Eurodollar Rate assuming a three month Interest Period”; (ii) the definition of “Consolidated Current Assets” by inserting prior to the period at the end of such definition, the following: “and excluding deferred tax assets”; (iii) the definition of “Consolidated Current Liabilities” by inserting prior to the period at the end of such definition, the following: “and excluding deferred tax liabilities”, (iv) the definition of “Consolidated Adjusted EBITDA” by inserting immediately after “or the establishment of” in clause (g) of such definition the following: “or amendments to”, (v) the definition of “Consolidated Excess Cash Flow” by inserting immediately after “including any repayments, repurchases or cancellations of Term Loans in accordance with Section 2.12(c) hereof” the following: “and including the prepayment of Term Loans in connection with the Second Amendment on or before the Second Amendment Effective Date” and (vi) the definition of “Stock Repurchase” by replacing “14.9%” in each place it appears in such definition with “9.9%”.

Section 3.    Amendment to Section 2.7(a) (Interest on Loans). Section 2.7(a) is hereby amended by deleting such section in its entirety and replacing it with the following:

(a)    Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(1)    If a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2)    if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

Section 4.    Amendment to Section 2.12(c) (Certain Permitted Term Loan Repurchases). Section 2.12(c)(i) is hereby amended by replacing “December 31, 2009” with “the Second Amendment Effective Date”.

Section 5.    Amendment to Section 2.13(a) (Mandatory Prepayments/ Commitment Reductions—Asset Sales). Section 2.13(a) is hereby amended by deleting such section in its entirety and replacing it with the following:

(a)    Asset Sales. On the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Proceeds with respect to an Asset Sale or an Asset Swap, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b)) in an amount equal to 100% of such Net Proceeds.

Section 6.    Amendment to Section 2.13(c) (Mandatory Prepayments/ Commitment Reductions—Issuance of Equity Securities). Section 2.13(c) is hereby amended by deleting such section in its entirety and replacing it with the following:

(c)    Issuance of Equity Securities. On the date of receipt by Company of any Net Proceeds from a capital contribution to, or an Equity Offering by, Company or any of its Subsidiaries (other than (i) pursuant to any employee stock or stock option compensation plan, (ii) any proceeds of any such capital contribution or Equity Offering which are applied to repurchase Capital Stock of Company from Univision or (iii) any proceeds of any such capital contribution by Company or any Subsidiary in any other Subsidiary), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in the amount necessary to cause the Leverage Ratio (calculated on a pro forma basis as of the most recently ended Fiscal Quarter for which financial statements are available, giving effect to such Equity Offering or capital contribution as if it had occurred, and the Net Proceeds thereof had been applied, on the last day of such quarter) to be at least one multiple lower than the required Leverage Ratio applicable to such Fiscal Quarter pursuant to Section 6.8(b). Nothing in this Section 2.13(c) shall be deemed to constitute the Lenders’ agreement to any Change of Control.

Section 7.    Amendment to Section 2.13(e) (Mandatory Prepayments/ Commitment Reductions—Consolidated Excess Cash Flow). Section 2.13(e) is hereby amended by deleting such section in its entirety and replacing it with the following:

(e)    Consolidated Excess Cash Flow.

(i)    In the event that at the end of any Fiscal Year of Company ending on and after December 31, 2006 and on or prior to December 31, 2008 there shall exist Consolidated Excess Cash Flow with respect to such Fiscal Year, then on the date which is ten Business Days after the earlier to occur of (x) the date upon which the audited financial statements of Company with respect to such Fiscal Year become available and (y) the 90th day after the end of such Fiscal Year, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b), in an amount equal to 75% of such Consolidated Excess Cash Flow; provided that no such prepayment shall be required if the Net Leverage Ratio as of the end of such Fiscal Year is less than 5.0:1.

(ii)    In the event that at the end of any Fiscal Quarter of Company commencing with the Fiscal Quarter of Company ending on March 31, 2009 there shall exist Consolidated Excess Cash Flow with respect to such Fiscal Quarter, then on the date which is ten Business Days after the earlier to occur of (x) the date upon which the financial statements of Company with respect to such Fiscal Quarter become available and (y) the 45th day after the end of such Fiscal Quarter, Company shall prepay the Loans and/or permanently reduce the Revolving Commitments as set forth in Section 2.14(b) in an amount equal to 75% of such Consolidated Excess Cash Flow; provided that no such prepayment shall be required if the Leverage Ratio as of the end of such Fiscal Quarter is less than 4.0:1.

Section 8.    Amendment to Section 3.2(a) (Conditions to Each Credit Extension). Section 3.2(a) is hereby amended by (a) deleting “and” at the end of clause (iv), (b) replacing the period at the end of clause (v) with “; and” and (c) adding the following clause (vi) immediately after the end of clause (v):

(vi)    in the case of any Revolving Loan that individually or in the aggregate with all other Revolving Loans made during the previous 30 days equals or exceeds $5,000,000, then (1) if the most recently ended Fiscal Quarter for which financial statements are available is on or prior to

December 31, 2008, the Net Leverage Ratio on the date of such Credit Extension after giving pro forma effect to the making of such Revolving Loan shall be at least one multiple lower than the maximum Net Leverage Ratio permitted under Section 6.8(c) with respect to the most recently ended Fiscal Quarter on or prior to December 31, 2008 for which financial statements are available and (2) if the most recently ended Fiscal Quarter for which financial statements are available is after December 31, 2008, the Leverage Ratio on the date of such Credit Extension after giving pro forma effect to the making of such Revolving Loan shall be at least one multiple lower than the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the most recently ended Fiscal Quarter after December 31, 2008 for which financial statements are available.

Section 9.    Amendment to Section 6.5 (Restricted Junior Payments). Section 6.5 is hereby amended by amending and restating such section in its entirety as follows:

6.5    Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, (b) Company may, prior to the Second Amendment Effective Date, make Restricted Junior Payments to redeem or repurchase the Company’s Capital Stock (a “Repurchase”) so long as (x) no Default or Event of Default shall have occurred and be continuing or be caused thereby and (y) after giving effect to such Repurchase, the Leverage Ratio is 1.0x better than the Leverage Ratio required under Section 6.8(b) for the immediately preceding Fiscal Quarter, (c) Company may repurchase or redeem the Senior Subordinated Notes prior to the Second Amendment Effective Date, and (d) Company may make Restricted Junior Payments to effectuate the Stock Repurchase provided that Company shall not pay more than the fair market value (as reasonably determined by Company) for the shares of Capital Stock of Company held by Univision.

Section 10.    Amendments to Section 6.7 (Investments). Section 6.7 is hereby amended by amending and restating clauses (l) and (m) of such section in their entirety as follows:

(l)    Investments in entities holding or operating radio or television properties or Other Media-Related Businesses located in Mexico, provided, however, notwithstanding any other provision of this Agreement, on and after the Second Amendment Effective Date, (A) Company may only make further Investments in those Mexican entities in which Company has existing Investments immediately prior to the Second Amendment Effective Date, (B) Company is only permitted to make such further Investments for working capital requirements and to fund any required capital contributions of such Mexican entities applicable to Company and (C) in no event may Investments in such Mexican entities exceed $10,000,000 in the aggregate on and after the Second Amendment Effective Date; and

(m)    additional Investments (other than Permitted Acquisitions) not referred to in any other clause of this Section 6.7, provided that (i) the aggregate amount of such Investments made on or after the Closing Date (net of any returns of capital with respect thereto) shall not exceed $50,000,000, (ii) at the time of making any such Investment, no Default shall have occurred or be continuing or would result therefrom and the Administrative Agent shall have received a pro forma Compliance Certificate to such effect and (iii) no further Investments may be made under this clause (m) at any time when the Leverage Ratio as of the most-recently ended Fiscal Quarter of Company for which financial statements are available is greater than or equal to 4.0:1.0.

Section 11.    Amendment to Section 6.8(a) (Fixed Charge Coverage Ratio). Section 6.8(a) is hereby amended by deleting the table in such section and replacing it with the following:

Period	Fixed Charge Coverage Ratio
December 31, 2005 through March 31, 2008	1.25:1.00
June 30, 2008 through December 31, 2008	1.35:1.00
March 31, 2009 and thereafter	1.15:1.00

Section 12.    Amendment to Section 6.8(b) (Maximum Leverage Ratio). Section 6.8(b) is hereby amended by deleting such section in its entirety and replacing it with the following:

(b)    Leverage Ratio. Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2009, to exceed the correlative ratio indicated:

Fiscal Quarter Ended	Leverage Ratio
March 31, 2009	6.75:1.00
June 30, 2009	6.75:1.00
September 30, 2009	6.75:1.00
December 31, 2009	6.75:1.00
March 31, 2010	6.50:1.00
June 30, 2010	6.50:1.00
September 30, 2010	6.25:1.00
December 31, 2010	6.00:1.00
March 31, 2011 and thereafter	5.50:1.00

Section 13.    Amendment to Section 6.8(c) (Senior Leverage Ratio). Section 6.8(c) is hereby amended by deleting such section in its entirety and replacing it with the following:

(c)    Senior Leverage Ratio; Net Leverage Ratio.

(i)    Company shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter set forth in the table below, beginning with the Fiscal Quarter ending December 31, 2005, to exceed the correlative ratio indicated:

Fiscal Quarter Ended	Senior Leverage Ratio
December 31, 2005	7.00:1.00
March 31, 2006	7.00:1.00
June 30, 2006	6.75:1.00
September 30, 2006	6.50:1.00
December 31, 2006	6.25:1.00
March 31, 2007	6.25:1.00
June 30, 2007	6.25:1.00
September 30, 2007	6.25:1.00
December 31, 2007	5.75:1.00
March 31, 2008	5.75:1.00
June 30, 2008	5.75:1.00
September 30, 2008	5.75:1.00
December 31, 2008	5.25:1.00

(ii)    Net Leverage Ratio. Company shall not permit the Net Leverage Ratio as of the last day of any Fiscal Quarter set forth in the table below, beginning with the Fiscal Quarter ending December 31, 2005, to exceed the correlative ratio indicated:

Fiscal Quarter Ended	Net Leverage Ratio
December 31, 2005	7.50:1.00
March 31, 2006	7.50:1.00
June 30, 2006	7.25:1.00
September 30, 2006	7.25:1.00
December 31, 2006	7.25:1.00
March 31, 2007	7.25:1.00
June 30, 2007	7.25:1.00
September 30, 2007	7.25:1.00
December 31, 2007	7.00:1.00
March 31, 2008	7.00:1.00
June 30, 2008	7.00:1.00
September 30, 2008	7.00:1.00
December 31, 2008	6.75:1.00

Section 14.    Amendment to Section 6.8(d) (Maximum Consolidated Capital Expenditures). Section 6.8(d) is hereby amended by deleting such section in its entirety and replacing it with the following:

(d)    Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year other than Fiscal Year 2009 and Fiscal Year 2010 shall be increased by an amount equal to the excess, if any (but in no event more than 50%) of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2005	$23,300,000
2006	$21,600,000
2007	$19,200,000
2008	$19,200,000
2009	$10,000,000
2010	$10,000,000
2011 and thereafter	$19,200,000

Section 15.    Amendment to Section 6.9(g) (Fundamental Changes; Disposition of Assets; Acquisitions). Section 6.9(g) is hereby amended by replacing “provided, further that no Permitted Acquisition shall be permitted if a Default has occurred and is continuing or would result from the consummation of such Permitted Acquisition” with “provided, further, that (x) no Permitted Acquisition shall be permitted if a Default has occurred and is continuing or would result from the consummation of such Permitted Acquisition and (y) notwithstanding anything herein to the contrary, no Permitted Acquisition (other than the Reno Acquisition) shall be permitted if, at the time of consummation of such proposed Permitted Acquisition, the Leverage Ratio as of the most-recently ended Fiscal Quarter of Company for which financial statements are available, calculated on a pro forma basis assuming the consummation of such Permitted Acquisition, is greater than or equal to 4.0:1.0.”

Section 16.    Amendment to Appendix A-2. Appendix A-2 is hereby amended by amending and restating such exhibit in its entirety as set forth on Annex A hereto.

Section 17.    Amendment to Exhibit C. Exhibit C is hereby amended by amending and restating such exhibit in its entirety as set forth on Annex B hereto.

Section 18.    Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

(a)    Administrative Agent shall have received all of the following, in form and substance satisfactory to Administrative Agent:

(i)    Amendment Documents. This Amendment, duly executed by Company and the Guarantors (the “Amendment Documents”);

(ii)    Consent of Requisite Lenders. The written consent of the Requisite Lenders to this Amendment;

(iii)    Voluntary Prepayment. A payment in an amount not less than $40,000,000 as a voluntary prepayment of the Term Loans in accordance with Section 2.12(a) of the Credit Agreement (the “Second Amendment Effective Date Voluntary Prepayment”); provided however that notwithstanding Sections 2.12(a)(ii) and 2.14(a) of the Credit Agreement, no prior written or telephonic notice of such prepayment shall be required and such prepayment of Term Loans shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loans.

(iv)    Fees. The fees, expenses and other amounts payable on the Second Amendment Effective Date (1) referred to in the sections below entitled “Costs and Expenses” and “Amendment Fees” required to be reimbursed or paid by Company hereunder or under any other Credit Document and (2) as may be separately agreed by Company and Administrative Agent; and

(v)    Additional Information. Such additional documents, instruments and information as Administrative Agent may reasonably request to effect the transactions contemplated hereby.

(b)    The representations and warranties contained herein and in the Credit Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(c)    No Default or Event of Default shall have occurred and be continuing, after giving effect to this Amendment.

Section 19.    Representations and Warranties. Each Credit Party hereby represents and warrants to Administrative Agent and the Lenders that, as of the date of and after giving effect to this Amendment, (a) the execution, delivery and performance of this Amendment and any and all other Amendment Documents executed and/or delivered in connection herewith have been duly authorized by all necessary action on the part of each Credit Party and will not violate the Organizational Documents of any Credit Party, (b) all representations and warranties set forth in the Credit Agreement and in any other Credit Document are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, (c) no Default or Event of Default has occurred and is continuing, and (d) the Credit Agreement and all other Credit Documents are and remain legal, valid, binding and enforceable obligations in accordance with the terms thereof.

Section 20.    Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Credit Document shall survive the execution and delivery of this Amendment and the other Credit Documents, and no investigation by Administrative Agent or the Lenders, or any closing, shall affect the representations and warranties or the right of Administrative Agent and the Lenders to rely upon them.

Section 21.    Certain Waivers. Each of the Company and the Guarantors hereby agrees that neither the Administrative Agent nor any Lender shall be liable under a claim of, and hereby waives any claim against the Administrative Agent and the Lenders based on, lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress and defamation and breach of fiduciary duties) as a result of the amendments contained herein and any discussions or actions taken or not taken by the Administrative Agent or the Lenders on or before the date hereof or the discussions conducted in connection therewith, or any course of action taken by the Administrative Agent or any Lender in response thereto or arising therefrom; provided, that the foregoing waiver shall not include the waiver of any claims which are based on the gross negligence or willful misconduct of the Administrative Agent or any Lender or any of their respective agents. This section shall survive the execution and delivery of this Amendment and the other Credit Documents and the termination of the Credit Agreement.

Section 22.    Reference to Agreement. Each of the Credit Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Credit Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby.

Section 23.    Costs and Expenses. Company shall pay on demand all out-of-pocket costs and expenses of Administrative Agent (including the reasonable fees, costs and expenses of counsel to Administrative Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

Section 24.    Amendment Fees. Each of the Lenders consenting to this Amendment and submitting to the Administrative Agent an executed signature page hereto on or prior to 2 p.m. Pacific standard time on March 6, 2009 shall have received, on or prior to the date hereof, an amendment fee equal to 0.25% of the outstanding principal amount of Loans and Commitments held by it after giving pro forma effect to the Second Amendment Effective Date Voluntary Prepayment and the reduction in Revolving Commitments as of the Second Amendment Effective Date.

Section 25.    Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 26.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 27.    Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 28.    Limited Effect. This Amendment relates only to the specific matters covered herein, shall not be considered to be a waiver of any rights any Lender may have under the Credit Agreement (other than as expressly set forth herein), and shall not be considered to create a course of dealing or to otherwise obligate any Lender to execute similar amendments under the same or similar circumstances in the future.

Section 29.    Ratification By Guarantors. The Guarantors hereby agree to this Amendment, and the Guarantors acknowledge that the Guarantors’ Guaranty shall remain in full force and effect without modification thereto.

[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPANY

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Christopher T. Young
Name: Christopher T. Young
Title: Executive Vice President, Treasurer and Chief Financial Officer

GUARANTORS

ENTRAVISION, L.L.C.

ENTRAVISION-EL PASO, L.L.C.

ENTRAVISION-TEXAS G.P., L.L.C.

ENTRAVISION-TEXAS L.P., INC.

ARIZONA RADIO, INC.

Z-SPANISH MEDIA CORPORATION

LOS CEREZOS TELEVISION COMPANY

LATIN COMMUNICATIONS GROUP, INC.

DIAMOND RADIO, INC.

ENTRAVISION SAN DIEGO, INC.

THE COMMUNITY BROADCASTING COMPANY OF SAN DIEGO, INCORPORATED

CHANNEL FIFTY SEVEN, INC.

VISTA TELEVISION, INC.

ENTRAVISION HOLDINGS, LLC

ASPEN FM, INC.

ENTRAVISION-TEXAS LIMITED PARTNERSHIP

ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

By:	/s/ Christopher T. Young
Name: Christopher T. Young
Title: Executive Vice President, Treasurer and Chief Financial Officer

EXHIBIT C-2

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent and a Lender

By:	/s/ Erik Allen
Name: Erik Allen
Title: Vice President